Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

China Digital TV Holding Co., Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333-149888, No. 333-178533 and No. 333-186336) on Form S-8 of China Digital TV Holding Co., Ltd. of our report dated April 20, 2018, with respect to the consolidated balance sheets of China Digital TV Holding Co., Ltd. as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule I (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 20-F of China Digital TV Holding Co., Ltd..

/s/ KPMG Huazhen LLP

Beijing, China
April 20, 2018